EXHIBIT 21.1

SUBSIDIARIES OF FORTRESS BIOTECH, INC.

Subsidiaries of Fortress Biotech, Inc. at December 31, 2019, with jurisdiction of incorporation or formation:

•	Aevitas Therapeutics, Inc. (Delaware)
•	Avenue Therapeutics, Inc. (Delaware)
•	Baergic Bio, Inc. (Delaware)
•	Caelum Biosciences, Inc. (Delaware), formerly FBIO Acquisition Corp. II
•	Cellvation, Inc. (Delaware), formerly FBIO Acquisition Corp. I
•	Checkpoint Therapeutics, Inc. (Delaware)
•	Cyprium Therapeutics, Inc. (Delaware)
•	Helocyte, Inc. (Delaware), formerly DiaVax Biosciences, Inc.
Hepla Sciences, Inc. (Delaware), formerly FBIO Acquisition Corp. IV
•	Journey Medical Corporation (Delaware)
•	Mustang Bio, Inc. (Delaware)
Oncogenuity, Inc. (Delaware), formerly FBIO Acquisition Corp. VI

•	CB Securities Corporation (Massachusetts)
•	Coronado SO Co. (Delaware)
•	Escala Therapeutics, Inc., formerly Altamira Biosciences, Inc. (Delaware)
•	FBIO Acquisition Corps. VI – XIV (Delaware)
•	Fortress Biotech, China, Inc.
•	Innmune Limited (United Kingdom)
•	Tamid Bio, Inc. (Delaware)